CYPRESSTREE SENIOR FLOATING RATE FUND, INC.

                 AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                  (March 1998)

                                    ARTICLE I

      The following are the amended and restated Articles of Incorporation of the CypressTree Senior Floating Rate Fund, Inc., a Maryland corporation.

                                   ARTICLE II

                                      NAME

      The name of the Corporation is CypressTree Senior Floating Rate Fund, Inc. (the "Corporation").

                                   ARTICLE III

                               PURPOSES AND POWERS

      The purpose or purposes for which the Corporation is formed is to act as and to conduct the business of a closed-end management investment company under the federal Investment Company Act of 1940, as amended, (the "1940 Act"). The Corporation shall be authorized to exercise and enjoy all of the powers, rights and privileges granted to, or conferred on, corporations by the General Laws of the State of Maryland now or hereafter in force. The term "Charter" refers to the Corporation's Articles of Incorporation, as amended from time to time, and as supplemented by Articles Supplementary.

                                   ARTICLE IV

                       PRINCIPAL OFFICE AND RESIDENT AGENT

      The post office address of the principal office of the Corporation in the State of Maryland is c/o The Corporation Trust Incorporated, 32 South Street, Baltimore, Maryland 21202. The name of the resident agent of the Corporation in this State is The Corporation Trust Incorporated, a corporation of this State, and the post office address of the resident agent is 32 South Street, Baltimore, Maryland 21202.

                                    ARTICLE V

                                  CAPITAL STOCK

      (1) The total number of shares of capital stock which the Corporation shall have authority to issue is one billion (1,000,000,000) shares of capital stock, of the par value of $0.01 per share and of the aggregate par value of $10,000,000, all of which shares initially are classified as "Common Stock."



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      (2) Without the assent or vote of the shareholders, the Board of Directors may classify and reclassify any unissued shares of capital stock into one or more additional or other classes or series as may be established from time to time by setting or changing in any one or more respects the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares of stock and pursuant to such classification or reclassification to increase or decrease the number of authorized shares of any existing class or series.

      (3) Unless otherwise expressly provided in the Corporation's Charter, the holders of each class or series of capital stock shall be entitled to dividends and distributions in such amounts and at such times as may be determined by the Board of Directors, and the dividends and distributions paid with respect to the various classes or series of capital stock may vary among such classes and series.

      (4) Each share of Common Stock shall have one vote, and, except as otherwise provided in respect of any class of stock hereafter classified or reclassified, the exclusive voting power for all purposes shall be vested in the holders of the Common Stock.

      (5) Except as otherwise provided in the Corporation's Charter, where any provision of Maryland law requires a greater proportion than a majority of the votes entitled to be cast in order to take or authorize any action, notwithstanding such provision of Maryland law, any such action may be taken or authorized by the Corporation on the affirmative vote of a majority of the votes entitled to be cast on the matter (or by a majority of the votes entitled to be cast thereon as a separate class).

      (6) Unless otherwise expressly provided in the Corporation's Charter, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of all classes and series of capital stock of the Corporation shall be entitled, after payment or provision for payment of the debts and other liabilities of the Corporation, to share ratably in the remaining net assets of the Corporation.

      (7) Any fractional shares shall carry proportionately all the rights of a whole share, excepting any right to receive a certificate evidencing such fractional share, but including, without limitation, the right to vote and the right to receive dividends.

      (8) All persons who acquire capital stock in the Corporation shall acquire the same subject to the provisions of the Corporation's Charter.




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                                   ARTICLE VI

       PROVISIONS FOR DEFINING, LIMITING AND REGULATING CERTAIN POWERS OF
              THE CORPORATION AND OF THE DIRECTORS AND SHAREHOLDERS

      (1) The number of directors of the Corporation shall be three (3), which number may be increased pursuant to the By-Laws of the Corporation but shall never be less than three (3).

      (2) Without the assent or vote of the shareholders, the Board of Directors shall have the power to authorize the issuance from time to time of shares of the capital stock of any class of the Corporation, whether now or hereafter authorized, and securities convertible into shares of capital stock of the Corporation or of any class or classes, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable.

      (3) The Board of Directors of the Corporation is vested with the sole power, to the exclusion of the shareholders, to make, alter or repeal from time to time any of the By-Laws of the Corporation except any particular By-Law which is specified as not subject to alteration or repeal by the Board of Directors, subject to the requirements of the 1940 Act.

      (4) A director may be removed only with cause, and any such removal may be made only by the vote of three-fourths (75%) of the shares of capital stock of the Corporation outstanding and entitled to vote on the matter.

      (5) The Corporation's books may be kept outside the state of Maryland at such place or places as may be designated from time to time by the Board of Directors or in the Corporation's By-Laws, subject to any provisions of Maryland law.

      (6) All corporate powers and authority of the Corporation shall be vested in and exercised by the Board of Directors except as otherwise provided by statute, the Corporation's Charter, or the Corporation's By-Laws. The enumeration and definition of the particular powers of the Board of Directors included in the Corporation's Charter shall in no way be limited or restricted by reference to or inference from the terms of any other clause of this or any other Article of the Charter, or construed as or deemed by inference or otherwise in any manner to exclude or limit any powers conferred on the Board of Directors under the General Laws of the State of Maryland in force now or in the future.

                                   ARTICLE VII

                           DENIAL OF PREEMPTIVE RIGHTS

      Shareholders shall not have preemptive or preferential rights to acquire or subscribe to any shares of capital stock of the Corporation, now or hereafter to be authorized, or any notes, debentures, bonds or other securities convertible into shares of capital stock,


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now or hereafter to be authorized, whether or not the issuance of any such shares, or notes, debentures, bonds or other securities would adversely affect the dividend or voting rights of such shareholder. Any or all such shares or securities, whenever authorized, may be issued, or may be reissued and transferred if such shares have been reacquired and have treasury status, to any person, firm, corporation, trust, partnership, association or other entity for such lawful consideration and on such terms as the Board of Directors determines in its sole discretion without first offering the shares to any such holder. The Board of Directors may issue shares of any class of the Corporation, or any notes, debentures, bonds, other securities convertible into shares of a class, either in whole or in part, to the existing shareholders.

                                  ARTICLE VIII

                              DETERMINATION BINDING

      The Board of Directors shall have the power to determine, in accordance with generally accepted accounting principles, the Corporation's net income, its total assets and liabilities, and the net asset value of the shares of capital stock of the Corporation. The Board of Directors may delegate such power to any one or more of the directors or officers of the Corporation, its investment adviser, administrator, custodian, or depositary of the Corporation's assets, or another agent of the Corporation appointed for such purposes.

                                   ARTICLE IX

                   INDEMNIFICATION AND LIMITATION OF LIABILITY

      (1) Each director and each officer of the Corporation shall be indemnified by the Corporation to the fullest extent permitted by the General Laws of the State of Maryland, subject to the requirements of the 1940 Act. This paragraph shall not be construed as the exclusive means of indemnification of directors and officers. The Corporation shall indemnify and advance expenses to its officers to the same extent as its directors and to such further extent as is consistent with law. The Board of Directors may by By-Law, resolution, or agreement make further provisions for indemnification of directors, officers, employees, and agents to the fullest extent permitted by the General Laws of the State of Maryland.

      (2) To the fullest extent permitted by the General Laws of the State of Maryland, subject to the requirements of the 1940 Act, no director or officer of the Corporation shall be personally liable to the Corporation or its security holders for money damages. No amendment of the Corporation's Charter or repeal of any provision of the Corporation's Charter shall limit or eliminate the benefits provided to directors and officers under this provision in connection with any act or omission that occurred prior to such amendment or repeal. This provision applies to events occurring at the time a person serves as a director or officer of the Corporation, whether or not that person is a director or officer at the time of any proceeding in which liability is asserted.

      (3) References to the General Laws of the State of Maryland in this Article are to the law as from time to time amended. No further amendment of the Corporation's Charter shall affect any right of any person under this Article based on any event, omission, or proceeding prior to such amendment.



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                                    ARTICLE X

                        PRIVATE PROPERTY OF SHAREHOLDERS

      The private property of shareholders shall not be subject to the payment of corporate debts to any extent whatsoever.

                                   ARTICLE XI

                         CONVERSION TO OPEN-END COMPANY

      Notwithstanding any other provisions of the Corporation's Charter, the conversion of the Corporation from a "closed-end company" to an "open-end company," as those terms are defined in Sections 5(a)(2) and 5(a)(1), respectively, of the 1940 Act, shall require the affirmative vote or consent of the holders of two-thirds (66 2/3%) of each class of capital stock outstanding and entitled to vote unless such action has previously been approved, adopted, or authorized by the affirmative vote of at least two-thirds of the total number of directors fixed in accordance with the Corporation's By-Laws, in which case the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the Corporation entitled to vote on the matter shall be required.

                                   ARTICLE XII

                               PERPETUAL EXISTENCE

               The duration of the Corporation shall be perpetual.

                                  ARTICLE XIII

                              CERTAIN TRANSACTIONS

      (1) In addition to the affirmative vote of three-fourths (75%) of the entire Board of Directors, the affirmative vote of at least (i) three-fourths (75%) of each class of shares of capital stock of the Corporation outstanding and entitled to vote on the matter and (ii) in the case of a "Business Combination" (as defined below), two-thirds (66 2/3%) of each class of shares of capital stock of the Corporation outstanding and entitled to vote on the matter, excluding votes entitled to be cast by an "Interested Party" (as defined below) who is, or whose "Affiliate" (as defined below), is a party to a Business Combination or an Affiliate or associate of the Interested Party, shall be required to advise, approve, adopt or authorize any of the following:

               (a) a merger, consolidation or statutory share exchange of the Corporation with or into another person;


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               (b) issuance or transfer by the Corporation (in one or a series of transactions in any 12 month period) of any securities of the Corporation to any person or entity for cash, securities or other property (or combination thereof) having an aggregate fair market value of $1,000,000 or more, excluding issuances or transfers of debt securities of the Corporation, sales of securities of the Corporation in connection with a public offering, issuances of securities of the Corporation pursuant to a dividend reinvestment plan adopted by the Corporation, issuances of securities by the Corporation on the exercise of any stock subscription rights distributed by the Corporation and portfolio transactions effected by the Corporation in the ordinary course of business;

               (c) sale, lease, exchange, mortgage, pledge, transfer or other disposition by the Corporation (in one or a series of transactions in any 12 month period) to or with any person or entity of any assets of the Corporation having an aggregate fair market value of $1,000,000 or more, except for portfolio transactions (including pledges of portfolio securities in connection with borrowings) effected by the Corporation in the ordinary course of its business, and except for transactions undertaken pursuant to the Corporation's fundamental policy to conduct repurchase offers pursuant to Rule 23c-3 of the General Rules and Regulations under the 1940 Act, as that rule may be amended or re- designated from time to time and as modified by exemptive orders issued by the U.S. Securities and Exchange Commission;

               (d) the voluntary liquidation or dissolution of the Corporation, or an amendment to the Corporation's Charter to terminate the Corporation's existence; or

               (e) unless the 1940 Act or federal law requires a lesser vote, any shareholder proposal as to specific investment decisions made or to be made with respect to the Corporation's assets as to which shareholder approval is required under federal or Maryland law.

      (2) However, the three-fourths (75%) and two-thirds (66 2/3%) shareholder votes will not be required by this Article XIII with respect to any of the above described transactions (other than those set forth in (e) above) if they are approved by a vote of three-fourths (75%) of the Continuing Directors (as defined below), including a majority of the Continuing Directors who are not "interested persons" of the Corporation, as that term is defined in the 1940 Act.

      (3) For the purposes of this Article XIII, the following terms shall have the following meaning:


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               (a) "Affiliate" has the meaning ascribed to that term in Rule
               12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended;

               (b) "Business Combination" means any of the transactions described in clauses (1)(a), (1)(b), or (1)(c) of this Article XIII;

               (c) "Continuing Director" means any member of the Board of Directors of the Corporation who is not an Interested Party or an Affiliate of an Interested Party and has been a member of the Board of Directors for a period of at least 12 months, or has been a member of the Board of Directors since the date of these Articles of Incorporation, or is a successor of a Continuing Director who is unaffiliated with an Interested Party and is recommended to succeed a Continuing Director by a majority of the Continuing Directors then on the Board of Directors;

               (d) For purposes of this Article XIII, the term "Corporation" includes the Corporation and/or any or all of its subsidiaries;

               (e) "Interested Party" means any person, other than an investment company advised by the Corporation's initial investment manager or any of its Affiliates, which enters, or proposes to entire, into a Business Combination with the Corporation.

      (4) The Board of Directors will have the power and duty to determine for the purposes of this Article XIII on the basis of information known to them, whether (i) a corporation, person or entity is an Affiliate of another, or (ii) the assets being sold or acquired or leased to or by the Corporation have an aggregate fair market value of less than $1,000,000. Any such determination shall be conclusive and binding for all purposes of this Article XIII.

                                   ARTICLE XIV

                             CONSENT OF SHAREHOLDERS

      Notwithstanding any other provisions of the Corporation's Charter or By-Laws, any action taken by the written consent of the holders of the outstanding shares of the capital stock of the Corporation must be taken by unanimous written consent of the holders of the outstanding shares of capital stock of the Corporation entitled to be voted on the matter.

                                   ARTICLE XV

                              SHAREHOLDER MEETINGS

      The Corporation shall not hold annual meetings of shareholders in any year in which the election of directors is not required to be acted on under the 1940 Act.


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                                   ARTICLE XVI

                                    AMENDMENT

      The Corporation reserves the right to amend, alter, change or repeal any provision contained in the Corporation's Charter, in the manner now or hereafter prescribed by statute, including any amendment that alters the contract rights, as expressly set forth in the Corporation's Charter, of any outstanding stock and substantially adversely affects the shareholders' rights, and all rights conferred upon shareholders herein are granted subject to this reservation. Notwithstanding any other provisions of the Corporation's Charter or By-Laws (and notwithstanding the fact that a lesser percentage may be specified by law, the Corporation's Charter or By-Laws), the amendment or repeal of Section (5) of
Article V, Section (1), Section (3), Section (4) of Article VI, Article IX,
Article X, Article XII, Article XIV, and this Article XVI of these Articles of Incorporation shall require the affirmative vote of the holders of at least two-thirds (66 2/3%) of the outstanding shares of capital stock of the Corporation entitled to be voted on the matter. Notwithstanding any other provisions of the Corporation's Charter or By-Laws (and notwithstanding the fact that a lesser percentage may be specified by law, the Corporation's Charter or By-Laws), the amendment or repeal of Article XI and this sentence of this
Article XVI shall require the affirmative vote or consent of the holders of at least two-thirds (66 2/3%) of each class of the Corporation's shares of capital stock outstanding and entitled to vote on the matter, voting separately. Notwithstanding any other provisions of the Corporation's Charter or By-Laws (and notwithstanding the fact that a lesser percentage may be specified by law, the Corporation's Charter or By-Laws), the amendment or repeal of Article XIII and this sentence of this Article XVI shall require the affirmative vote of the holders of at least three-fourths (75%) of each class of outstanding shares of capital stock of the Corporation outstanding and entitled to vote on the matter.